SEC 1745 (6-01)	Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G
(Rule 13d-102)

Under the Securities Exchange Act of 1934
(Amendment No.    1)*

Equinix Inc.

(Name of Issuer)

Common Stock

(Title of Class of Securities)

29444U106

(CUSIP Number)

December 31, 2001

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☐	Rule 13d-1(c)
☒	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

(Continued on following pages)

Exhibit Index Contained on Page 23

CUSIP No. 29444U106

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Benchmark Capital Partners II, L.P. (“BCP II”) Tax ID Number:

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
(a)
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.

Sole Voting Power
7,124,375 shares, except that Benchmark Capital Management Co. II, L.L.C. (“BCMC II”), the general partner of BCP II, may be deemed to have sole power to vote these shares, and Alexandre Balkanski (“Balkanski”), David M. Beirne (“Beirne”), Bruce W. Dunlevie (“Dunlevie”), J. William Gurley (“Gurley”), Kevin R. Harvey (“Harvey”), Robert C. Kagle (“Kagle”), Andrew S. Rachleff (“Rachleff”) and Steven M. Spurlock (“Spurlock”), the members of BCMC II, may be deemed to have shared power to vote these shares.

	6.	Shared Voting Power See response to row 5.

7.

Sole Dispositive Power
7,124,375 shares, except that BCMC II, the general partner of BCP II, may be deemed to have sole power to dispose of these shares, and Balkanski, Beirne, Dunlevie, Gurley, Harvey, Kagle, Rachleff and Spurlock, the members of BCMC II, may be deemed to have shared power to dispose of these shares.

	8.	Shared Dispositive Power See response to row 7.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 7,124,375

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

11.	Percent of Class Represented by Amount in Row (9) 8.9%

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 29444U106

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Benchmark Founders’ Fund II, L.P. (“BFF II”) Tax ID Number:

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
(a)
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.

Sole Voting Power
843,525 shares, except that BCMC II, the general partner of BFF II, may be deemed to have sole power to vote these shares, and Balkanski, Beirne, Dunlevie, Gurley, Harvey, Kagle, Rachleff and Spurlock, the members of BCMC II, may be deemed to have shared power to vote these shares.

	6.	Shared Voting Power See response to row 5.

7.

Sole Dispositive Power
843,525 shares, except that BCMC II, the general partner of BFF II, may be deemed to have sole power to dispose of these shares, and Balkanski, Beirne, Dunlevie, Gurley, Harvey, Kagle, Rachleff and Spurlock, the members of BCMC II, may be deemed to have shared power to dispose of these shares.

	8.	Shared Dispositive Power See response to row 7.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 843,525

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

11.	Percent of Class Represented by Amount in Row (9) 1.1%

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 29444U106

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Benchmark Founders’ Fund II-A, L.P. (“BFF II-A”) Tax ID Number:

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
(a)
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.

Sole Voting Power
447,411 shares, except that BCMC II, the general partner of BFF II-A, may be deemed to have sole power to vote these shares, and Balkanski, Beirne, Dunlevie, Gurley, Harvey, Kagle, Rachleff and Spurlock, the members of BCMC II, may be deemed to have shared power to vote these shares.

	6.	Shared Voting Power See response to row 5.

7.

Sole Dispositive Power
447,411 shares, except that BCMC II, the general partner of BFF II-A may be deemed to have sole power to dispose of these shares, and Balkanski, Beirne, Dunlevie, Gurley, Harvey, Kagle, Rachleff and Spurlock, the members of BCMC II, may be deemed to have shared power to dispose of these shares.

	8.	Shared Dispositive Power See response to row 7.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 447,411

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

11.	Percent of Class Represented by Amount in Row (9) 0.6%

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 29444U106

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Benchmark Members Fund II, L.P. (“BMF II”) Tax ID Number:

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
(a)
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.

Sole Voting Power
119,689 shares, except that BCMC II, the general partner of BMF II, may be deemed to have sole power to vote these shares, and Balkanski, Beirne, Dunlevie, Gurley, Harvey, Kagle, Rachleff and Spurlock, the members of BCMC II, may be deemed to have shared power to vote these shares.

	6.	Shared Voting Power See response to row 5.

7.

Sole Dispositive Power
119,689 shares, except that BCMC II, the general partner of BMF II, may be deemed to have sole power to dispose of these shares, and Balkanski, Beirne, Dunlevie, Gurley, Harvey, Kagle, Rachleff and Spurlock, the members of BCMC II, may be deemed to have shared power to dispose of these shares.

	8.	Shared Dispositive Power See response to row 7.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 119,689

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

11.	Percent of Class Represented by Amount in Row (9) 0.1%

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 29444U106

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Benchmark Capital Management Co. II, L.L.C. (“BCMC II”) Tax ID Number:

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
(a)
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.

Sole Voting Power
8,535,000 shares, of which 7,124,375 are directly owned by BCP II, 843,525 are directly owned by BFF II, 447,411 are directly owned by BFF II-A and 119,689 shares are directly owned by BMF II.  BCMC II, the general partner of BCP II, BFF II, BFF II-A and BMF II, may be deemed to have sole power to vote these shares, and Balkanski, Beirne, Dunlevie, Gurley, Harvey, Kagle, Rachleff and Spurlock, the members of BCMC II, may be deemed to have shared power to vote these shares.

	6.	Shared Voting Power See response to row 5.

7.

Sole Dispositive Power
8,535,000 shares, of which 7,124,375 are directly owned by BCP II, 843,525 are directly owned by BFF II, 447,411 are directly owned by BFF II-A and 119,689 shares are directly owned by BMF II.  BCMC II, the general partner of BCP II, BFF II, BFF II-A and BMF II, may be deemed to have sole power to dispose of these shares, and Balkanski, Beirne, Dunlevie, Gurley, Harvey, Kagle, Rachleff and Spurlock, the members of BCMC II, may be deemed to have shared power to dispose of these shares.

	8.	Shared Dispositive Power See response to row 7.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 8,535,000

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

11.	Percent of Class Represented by Amount in Row (9) 10.7%

12.	Type of Reporting Person (See Instructions) OO

CUSIP No. 29444U106

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Benchmark Capital Partners IV, L.P. (“BCP IV”) Tax ID Number:

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
(a)
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.

Sole Voting Power
80,191 shares, except that Benchmark Capital Management Co. IV, L.L.C. (“BCMC IV”), the general partner of BCP IV, may be deemed to have sole power to vote these shares, and Balkanski, Beirne, Dunlevie, Gurley, Harvey, Kagle, Rachleff and Spurlock, the members of BCMC IV, may be deemed to have shared power to vote these shares.

	6.	Shared Voting Power See response to row 5.

7.

Sole Dispositive Power
80,191 shares, except that BCMC IV, the general partner of BCP IV, may be deemed to have sole power to dispose of these shares, and Balkanski, Beirne, Dunlevie, Gurley, Harvey, Kagle, Rachleff and Spurlock, the members of BCMC IV, may be deemed to have shared power to dispose of these shares.

	8.	Shared Dispositive Power See response to row 7.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 80,191

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

11.	Percent of Class Represented by Amount in Row (9) 0.1%

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 29444U106

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Benchmark Founders’ Fund IV, L.P. (“BFF IV”) Tax ID Number:

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
(a)
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.

Sole Voting Power
29,336 shares, except that BCMC IV, the general partner of BFF IV, may be deemed to have sole power to vote these shares, and Balkanski, Beirne, Dunlevie, Gurley, Harvey, Kagle, Rachleff and Spurlock, the members of BCMC IV, may be deemed to have shared power to vote these shares.

	6.	Shared Voting Power See response to row 5.

7.

Sole Dispositive Power
29,336 shares, except that BCMC IV, the general partner of BFF IV, may be deemed to have sole power to dispose of these shares, and Balkanski, Beirne, Dunlevie, Gurley, Harvey, Kagle, Rachleff and Spurlock, the members of BCMC IV, may be deemed to have shared power to dispose of these shares.

	8.	Shared Dispositive Power See response to row 7.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 29,336

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

11.	Percent of Class Represented by Amount in Row (9) 0.0%

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 29444U106

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Benchmark Founders’ Fund IV-A, L.P. (“BFF IV-A”) Tax ID Number:

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
(a)
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.

Sole Voting Power
4,085 shares, except that BCMC IV, the general partner of BFF IV-A, may be deemed to have sole power to vote these shares, and Balkanski, Beirne, Dunlevie, Gurley, Harvey, Kagle, Rachleff and Spurlock, the members of BCMC IV, may be deemed to have shared power to vote these shares.

	6.	Shared Voting Power See response to row 5.

7.

Sole Dispositive Power
4,085 shares, except that BCMC IV, the general partner of BFF IV-A may be deemed to have sole power to dispose of these shares, and Balkanski, Beirne, Dunlevie, Gurley, Harvey, Kagle, Rachleff and Spurlock, the members of BCMC IV, may be deemed to have shared power to dispose of these shares.

	8.	Shared Dispositive Power See response to row 7.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 4,085

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

11.	Percent of Class Represented by Amount in Row (9) 0.0%

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 29444U106

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Benchmark Founders’ Fund IV-B, L.P. (“BFF IV-B”) Tax ID Number:

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
(a)
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.

Sole Voting Power
893 shares, except that BCMC IV, the general partner of BFF IV-B, may be deemed to have sole power to vote these shares, and Balkanski, Beirne, Dunlevie, Gurley, Harvey, Kagle, Rachleff and Spurlock, the members of BCMC IV, may be deemed to have shared power to vote these shares.

	6.	Shared Voting Power See response to row 5.

7.

Sole Dispositive Power
893 shares, except that BCMC IV, the general partner of BFF IV-B, may be deemed to have sole power to dispose of these shares, and Balkanski, Beirne, Dunlevie, Gurley, Harvey, Kagle, Rachleff and Spurlock, the members of BCMC IV, may be deemed to have shared power to dispose of these shares.

	8.	Shared Dispositive Power See response to row 7.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 893

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

11.	Percent of Class Represented by Amount in Row (9) 0.0%

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 29444U106

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Benchmark Capital Management Co. IV, L.L.C. Tax ID Number:

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
(a)
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.

Sole Voting Power
114,505 shares, of which 80,191 are directly owned by BCP IV, 29,336 are directly owned by BFF IV, 4,085 are directly owned by BFF IV-A and 893 shares are directly owned by BFF IV-B.  BCMC IV, the general partner of BCP IV, BFF IV, BFF IV-A and BFF IV-B, may be deemed to have sole power to vote these shares, and Balkanski, Beirne, Dunlevie, Gurley, Harvey, Kagle, Rachleff and Spurlock, the members of BCMC IV, may be deemed to have shared power to vote these shares.

	6.	Shared Voting Power See response to row 5.

7.

Sole Dispositive Power
114,505 shares, of which 80,191 are directly owned by BCP IV, 29,336 are directly owned by BFF IV, 4,085 are directly owned by BFF IV-A and 893 shares are directly owned by BFF IV-B.  BCMC IV, the general partner of BCP IV, BFF IV, BFF IV-A and BFF IV-B, may be deemed to have sole power to dispose of these shares, and Balkanski, Beirne, Dunlevie, Gurley, Harvey, Kagle, Rachleff and Spurlock, the members of BCMC IV, may be deemed to have shared power to dispose of these shares.

	8.	Shared Dispositive Power See response to row 7.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 114,505

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

11.	Percent of Class Represented by Amount in Row (9) 0.1%

12.	Type of Reporting Person (See Instructions) OO

CUSIP No. 29444U106

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Alexandre Balkanski

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
(a)
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization French Citizen

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 7,857 shares.

6.

Shared Voting Power
8,649,505 shares, of which 7,124,375 are directly owned by BCP II; 843,525 are directly owned by BFF II; 447,411 are directly owned by BFF II-A; 119,689 are directly owned by BMF II; 80,191 are directly owned by BCP IV; 29,336 are directly owned by BFF IV; 4,085 are directly owned by BFF IV-A; and 893 are directly owned by BFF IV-B.  BCMC II is the general partner of BCP II, BFF II, BFF II-A and BMF II, and Balkanski, a member of BCMC II, may be deemed to have shared power to vote these shares.  BCMC IV is the general partner of BCP IV, BFF IV, BFF IV-A and BFF IV-B, and Balkanski, a member of BCMC IV, may be deemed to have shared power to vote these shares.

	7.	Sole Dispositive Power 7,857 shares.

8.

Shared Dispositive Power
8,649,505 shares, of which 7,124,375 are directly owned by BCP II; 843,525 are directly owned by BFF II; 447,411 are directly owned by BFF II-A; 119,689 are directly owned by BMF II; 80,191 are directly owned by BCP IV; 29,336 are directly owned by BFF IV; 4,085 are directly owned by BFF IV-A; and 893 are directly owned by BFF IV-B.  BCMC II is the general partner of BCP II, BFF II, BFF II-A and BMF II, and Balkanski, a member of BCMC II, may be deemed to have shared power to dispose of these shares.  BCMC IV is the general partner of BCP IV, BFF IV, BFF IV-A and BFF IV-B, and Balkanski, a member of BCMC IV, may be deemed to have shared power to dispose of these shares.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 8,657,362

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

11.	Percent of Class Represented by Amount in Row (9) 10.8%

12.	Type of Reporting Person (See Instructions) IN

CUSIP No. 29444U106

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) David M. Beirne

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
(a)
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization U.S. Citizen

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 7,054 shares.

6.

Shared Voting Power
8,649,505 shares, of which 7,124,375 are directly owned by BCP II; 843,525 are directly owned by BFF II; 447,411 are directly owned by BFF II-A; 119,689 are directly owned by BMF II; 80,191 are directly owned by BCP IV; 29,336 are directly owned by BFF IV; 4,085 are directly owned by BFF IV-A; and 893 are directly owned by BFF IV-B.  BCMC II is the general partner of BCP II, BFF II, BFF II-A and BMF II, and Beirne, a member of BCMC II, may be deemed to have shared power to vote these shares.  BCMC IV is the general partner of BCP IV, BFF IV, BFF IV-A and BFF IV-B, and Beirne, a member of BCMC IV, may be deemed to have shared power to vote these shares.

	7.	Sole Dispositive Power 7,054 shares.

8.

Shared Dispositive Power
8,649,505 shares, of which 7,124,375 are directly owned by BCP II; 843,525 are directly owned by BFF II; 447,411 are directly owned by BFF II-A; 119,689 are directly owned by BMF II; 80,191 are directly owned by BCP IV; 29,336 are directly owned by BFF IV; 4,085 are directly owned by BFF IV-A; and 893 are directly owned by BFF IV-B.  BCMC II is the general partner of BCP II, BFF II, BFF II-A and BMF II, and Beirne, a member of BCMC II, may be deemed to have shared power to dispose of these shares.  BCMC IV is the general partner of BCP IV, BFF IV, BFF IV-A and BFF IV-B, and Beirne, a member of BCMC IV, may be deemed to have shared power to dispose of these shares.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 8,656,559

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

11.	Percent of Class Represented by Amount in Row (9) 10.8%

12.	Type of Reporting Person (See Instructions) IN

CUSIP No. 29444U106

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Bruce W. Dunlevie

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
(a)
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization U.S. Citizen

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 10,268 shares.

6.

Shared Voting Power
8,649,505 shares, of which 7,124,375 are directly owned by BCP II; 843,525 are directly owned by BFF II; 447,411 are directly owned by BFF II-A; 119,689 are directly owned by BMF II; 80,191 are directly owned by BCP IV; 29,336 are directly owned by BFF IV; 4,085 are directly owned by BFF IV-A; and 893 are directly owned by BFF IV-B.  BCMC II is the general partner of BCP II, BFF II, BFF II-A and BMF II, and Dunlevie, a member of BCMC II, may be deemed to have shared power to vote these shares.  BCMC IV is the general partner of BCP IV, BFF IV, BFF IV-A and BFF IV-B, and Dunlevie, a member of BCMC IV, may be deemed to have shared power to vote these shares.

	7.	Sole Dispositive Power 10,268 shares.

8.

Shared Dispositive Power
8,649,505 shares, of which 7,124,375 are directly owned by BCP II; 843,525 are directly owned by BFF II; 447,411 are directly owned by BFF II-A; 119,689 are directly owned by BMF II; 80,191 are directly owned by BCP IV; 29,336 are directly owned by BFF IV; 4,085 are directly owned by BFF IV-A; and 893 are directly owned by BFF IV-B.  BCMC II is the general partner of BCP II, BFF II, BFF II-A and BMF II, and Dunlevie, a member of BCMC II, may be deemed to have shared power to dispose of these shares.  BCMC IV is the general partner of BCP IV, BFF IV, BFF IV-A and BFF IV-B, and Dunlevie, a member of BCMC IV, may be deemed to have shared power to dispose of these shares.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 8,659,773

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

11.	Percent of Class Represented by Amount in Row (9) 10.8%

12.	Type of Reporting Person (See Instructions) IN

CUSIP No. 29444U106

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) J. William Gurley

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
(a)
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization U.S. Citizen

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 7,054 shares.

6.

Shared Voting Power
8,649,505 shares, of which 7,124,375 are directly owned by BCP II; 843,525 are directly owned by BFF II; 447,411 are directly owned by BFF II-A; 119,689 are directly owned by BMF II; 80,191 are directly owned by BCP IV; 29,336 are directly owned by BFF IV; 4,085 are directly owned by BFF IV-A; and 893 are directly owned by BFF IV-B.  BCMC II is the general partner of BCP II, BFF II, BFF II-A and BMF II, and Gurley, a member of BCMC II, may be deemed to have shared power to vote these shares.  BCMC IV is the general partner of BCP IV, BFF IV, BFF IV-A and BFF IV-B, and Gurley, a member of BCMC IV, may be deemed to have shared power to vote these shares.

	7.	Sole Dispositive Power 7,054 shares.

8.

Shared Dispositive Power
8,649,505 shares, of which 7,124,375 are directly owned by BCP II; 843,525 are directly owned by BFF II; 447,411 are directly owned by BFF II-A; 119,689 are directly owned by BMF II; 80,191 are directly owned by BCP IV; 29,336 are directly owned by BFF IV; 4,085 are directly owned by BFF IV-A; and 893 are directly owned by BFF IV-B.  BCMC II is the general partner of BCP II, BFF II, BFF II-A and BMF II, and Gurley, a member of BCMC II, may be deemed to have shared power to dispose of these shares.  BCMC IV is the general partner of BCP IV, BFF IV, BFF IV-A and BFF IV-B, and Gurley, a member of BCMC IV, may be deemed to have shared power to dispose of these shares.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 8,656,559

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

11.	Percent of Class Represented by Amount in Row (9) 10.8%

12.	Type of Reporting Person (See Instructions) IN

CUSIP No. 29444U106

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Kevin R. Harvey

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
(a)
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization U.S. Citizen

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 10,268 shares.

6.

Shared Voting Power
8,649,505 shares, of which 7,124,375 are directly owned by BCP II; 843,525 are directly owned by BFF II; 447,411 are directly owned by BFF II-A; 119,689 are directly owned by BMF II; 80,191 are directly owned by BCP IV; 29,336 are directly owned by BFF IV; 4,085 are directly owned by BFF IV-A; and 893 are directly owned by BFF IV-B.  BCMC II is the general partner of BCP II, BFF II, BFF II-A and BMF II, and Harvey, a member of BCMC II, may be deemed to have shared power to vote these shares.  BCMC IV is the general partner of BCP IV, BFF IV, BFF IV-A and BFF IV-B, and Harvey, a member of BCMC IV, may be deemed to have shared power to vote these shares.

	7.	Sole Dispositive Power 10,268 shares.

8.

Shared Dispositive Power
8,649,505 shares, of which 7,124,375 are directly owned by BCP II; 843,525 are directly owned by BFF II; 447,411 are directly owned by BFF II-A; 119,689 are directly owned by BMF II; 80,191 are directly owned by BCP IV; 29,336 are directly owned by BFF IV; 4,085 are directly owned by BFF IV-A; and 893 are directly owned by BFF IV-B.  BCMC II is the general partner of BCP II, BFF II, BFF II-A and BMF II, and Harvey, a member of BCMC II, may be deemed to have shared power to dispose of these shares.  BCMC IV is the general partner of BCP IV, BFF IV, BFF IV-A and BFF IV-B, and Harvey, a member of BCMC IV, may be deemed to have shared power to dispose of these shares.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 8,659,773

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

11.	Percent of Class Represented by Amount in Row (9) 10.8%

12.	Type of Reporting Person (See Instructions) IN

CUSIP No. 29444U106

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Robert C. Kagle

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
(a)
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization U.S. Citizen

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 7,857 shares.

6.

Shared Voting Power
8,649,505 shares, of which 7,124,375 are directly owned by BCP II; 843,525 are directly owned by BFF II; 447,411 are directly owned by BFF II-A; 119,689 are directly owned by BMF II; 80,191 are directly owned by BCP IV; 29,336 are directly owned by BFF IV; 4,085 are directly owned by BFF IV-A; and 893 are directly owned by BFF IV-B.  BCMC II is the general partner of BCP II, BFF II, BFF II-A and BMF II, and Kagle, a member of BCMC II, may be deemed to have shared power to vote these shares.  BCMC IV is the general partner of BCP IV, BFF IV, BFF IV-A and BFF IV-B, and Kagle, a member of BCMC IV, may be deemed to have shared power to vote these shares.

	7.	Sole Dispositive Power 7,857 shares.

8.

Shared Dispositive Power
8,649,505 shares, of which 7,124,375 are directly owned by BCP II; 843,525 are directly owned by BFF II; 447,411 are directly owned by BFF II-A; 119,689 are directly owned by BMF II; 80,191 are directly owned by BCP IV; 29,336 are directly owned by BFF IV; 4,085 are directly owned by BFF IV-A; and 893 are directly owned by BFF IV-B.  BCMC II is the general partner of BCP II, BFF II, BFF II-A and BMF II, and Kagle, a member of BCMC II, may be deemed to have shared power to dispose of these shares.  BCMC IV is the general partner of BCP IV, BFF IV, BFF IV-A and BFF IV-B, and Kagle, a member of BCMC IV, may be deemed to have shared power to dispose of these shares.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 8,657,362

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

11.	Percent of Class Represented by Amount in Row (9) 10.8%

12.	Type of Reporting Person (See Instructions) IN

CUSIP No. 29444U106

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Andrew S. Rachleff

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
(a)
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization U.S. Citizen

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 10,268 shares.

6.

Shared Voting Power
8,649,505 shares, of which 7,124,375 are directly owned by BCP II; 843,525 are directly owned by BFF II; 447,411 are directly owned by BFF II-A; 119,689 are directly owned by BMF II; 80,191 are directly owned by BCP IV; 29,336 are directly owned by BFF IV; 4,085 are directly owned by BFF IV-A; and 893 are directly owned by BFF IV-B.  BCMC II is the general partner of BCP II, BFF II, BFF II-A and BMF II, and Rachleff, a member of BCMC II, may be deemed to have shared power to vote these shares.  BCMC IV is the general partner of BCP IV, BFF IV, BFF IV-A and BFF IV-B, and Rachleff, a member of BCMC IV, may be deemed to have shared power to vote these shares.

	7.	Sole Dispositive Power 10,268 shares.

8.

Shared Dispositive Power
8,649,505 shares, of which 7,124,375 are directly owned by BCP II; 843,525 are directly owned by BFF II; 447,411 are directly owned by BFF II-A; 119,689 are directly owned by BMF II; 80,191 are directly owned by BCP IV; 29,336 are directly owned by BFF IV; 4,085 are directly owned by BFF IV-A; and 893 are directly owned by BFF IV-B.  BCMC II is the general partner of BCP II, BFF II, BFF II-A and BMF II, and Rachleff, a member of BCMC II, may be deemed to have shared power to dispose of these shares.  BCMC IV is the general partner of BCP IV, BFF IV, BFF IV-A and BFF IV-B, and Rachleff, a member of BCMC IV, may be deemed to have shared power to dispose of these shares.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 8,659,773

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

11.	Percent of Class Represented by Amount in Row (9) 10.8%

12.	Type of Reporting Person (See Instructions) IN

CUSIP No. 29444U106

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Steven M. Spurlock

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
(a)
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization U.S. Citizen

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 6,411 shares.

6.

Shared Voting Power
8,649,505 shares, of which 7,124,375 are directly owned by BCP II; 843,525 are directly owned by BFF II; 447,411 are directly owned by BFF II-A; 119,689 are directly owned by BMF II; 80,191 are directly owned by BCP IV; 29,336 are directly owned by BFF IV; 4,085 are directly owned by BFF IV-A; and 893 are directly owned by BFF IV-B.  BCMC II is the general partner of BCP II, BFF II, BFF II-A and BMF II, and Spurlock, a member of BCMC II, may be deemed to have shared power to vote these shares.  BCMC IV is the general partner of BCP IV, BFF IV, BFF IV-A and BFF IV-B, and Spurlock, a member of BCMC IV, may be deemed to have shared power to vote these shares.

	7.	Sole Dispositive Power 6,411 shares.

8.

Shared Dispositive Power
8,649,505 shares, of which 7,124,375 are directly owned by BCP II; 843,525 are directly owned by BFF II; 447,411 are directly owned by BFF II-A; 119,689 are directly owned by BMF II; 80,191 are directly owned by BCP IV; 29,336 are directly owned by BFF IV; 4,085 are directly owned by BFF IV-A; and 893 are directly owned by BFF IV-B.  BCMC II is the general partner of BCP II, BFF II, BFF II-A and BMF II, and Spurlock, a member of BCMC II, may be deemed to have shared power to dispose of these shares.  BCMC IV is the general partner of BCP IV, BFF IV, BFF IV-A and BFF IV-B, and Spurlock, a member of BCMC IV, may be deemed to have shared power to dispose of these shares.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 8,655,916

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

11.	Percent of Class Represented by Amount in Row (9) 10.8%

12.	Type of Reporting Person (See Instructions) IN

                                This statement amends the Statement on 13G filed by Benchmark Capital Partners II, L.P., Benchmark Founders’ Fund II, L.P., Benchmark Founders’ Fund II–A, L.P., Benchmark Members’ Fund II, L.P., Benchmark Capital Management Co. II, L.L.C., Benchmark Capital Partners IV, L.P., Benchmark Founders’ Fund IV, L.P., Benchmark Founders’ Fund IV–A, L.P., Benchmark Founders’ Fund IV-B, L.P., Benchmark Capital Management Co. IV, L.L.C., and Alexandre Balkanski, David M. Beirne, Bruce W. Dunlevie, J. William Gurley, Kevin R. Harvey, Robert C Kagle, Andrew S. Rachleff  and Steven M. Spurlock.  The foregoing entities and individuals are collectively referred to as the “Reporting Persons.”

Item 4.	Ownership.
Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.
	(a)	Amount beneficially owned: See Row 9 of cover page for each Reporting Person.
	(b)	Percent of class: See Row 11 of cover page for each Reporting Person.
	(c)	Number of shares as to which the person has:
		(i)	Sole power to vote or to direct the vote See Row 5 of cover page for each Reporting Person.
		(ii)	Shared power to vote or to direct the vote See Row 6 of cover page for each Reporting Person.
		(iii)	Sole power to dispose or to direct the disposition of See Row 7 of cover page for each Reporting Person.
		(iv)	Shared power to dispose or to direct the disposition of See Row 8 of cover page for each Reporting Person.

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 11, 2002

BENCHMARK CAPITAL PARTNERS II, L.P., a Delaware Limited Partnership

BENCHMARK FOUNDERS’ FUND II, L.P., a Delaware Limited Partnership

BENCHMARK FOUNDERS’ FUND II-A, L.P., a Delaware Limited Partnership

BENCHMARK MEMBERS’ FUND II, L.P., a Delaware Limited Partnership

BENCHMARK CAPITAL MANAGEMENT CO. II, L.L.C., a Delaware Limited Liability Company

By:	/s/ Steven M. Spurlock
Steven M. Spurlock
Managing Member

BENCHMARK CAPITAL PARTNERS IV, L.P., a Delaware Limited Partnership

BENCHMARK FOUNDERS’ FUND IV, L.P., a Delaware Limited Partnership

BENCHMARK FOUNDERS’ FUND IV-A, L.P., a Delaware Limited Partnership

BENCHMARK FOUNDERS’ FUND IV-B, L.P., a Delaware Limited Partnership

BENCHMARK CAPITAL MANAGEMENT CO. IV, L.L.C., a Delaware Limited Liability Company

By:	/s/ Steven M. Spurlock
Steven M. Spurlock
Managing Member

ALEXANDRE BALKANSKI

DAVID M. BEIRNE

BRUCE W. DUNLEVIE

J. WILLIAM GURLEY

KEVIN R. HARVEY

ROBERT C. KAGLE

ANDREW S. RACHLEFF

STEVEN M. SPURLOCK

By:	/s/ Steven M. Spurlock
Steven M. Spurlock
Attorney-in-Fact*

*Signed pursuant to a Power of Attorney already on file with the appropriate agencies.

The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative’s authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See §240.13d-7 for other parties for whom copies are to be sent.

Attention:  Intentional misstatements or ommisions of fact

constitute Federal criminal violations (See 18 U.S.C. 1001)

http://www.sec.gov/divisions/corpfin/forms/13g.htm

Last update: 06/04/2001

EXHIBIT INDEX

Found on Sequentially
Exhibit	Numbered Page
Exhibit A: Agreement of Joint Filing	24

EXHIBIT A

Agreement of Joint Filing

The Reporting Persons hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of Equinix Inc. shall be filed on behalf of each of the Reporting Persons. Note that copies of the applicable Agreement of Joint Filing are already on file with the appropriate agencies.